HOUSTON AMERICAN ENERGY ANNOUNCES AGREEMENT TO SELL CARACARA PROSPECT IN
                                    COLOMBIA

Houston, Texas - March 17, 2008 - Houston American Energy, Inc. (Nasdaq: HUSA), today announced the execution of a definitive Purchase and Sale Agreement that provides for the sale of all of its interest in the Caracara Association
Contract  and  related  assets  in  Colombia  to  an  undisclosed  company.

The Purchase and Sale Agreement, entered into by Hupecol Caracara LLC as the owner/operator of the Caracara Prospect, and effective as of January 1, 2008, provides for a sale price of $920 million, subject to certain closing adjustments based on oil price fluctuations and operations between the effective date and the closing date. Pursuant to its investment in Hupecol Caracara LLC, Houston American holds a 1.594674% interest in the Caracara Prospect and will receive its proportionate interest in the net sale proceeds after deduction of commissions and transaction expenses.

Completion of the sale of the Caracara Prospect is subject to satisfaction of various conditions set out in the Purchase and Sale Agreement, including the granting of all consents and approvals of the Colombian governmental authorities required for the transfer of the assets to the purchaser.

Mr. John Terwilliger, President and Chairman of Houston American, stated, "The execution of the Purchase and Sale Agreement is the culmination of the previously announced efforts of Hupecol LLC to selectively monetize assets. We believe the terms of the proposed sale are favorable to Houston American shareholders. The proposed sale does not affect our largest working interest exploration properties in Colombia that are not included in the transaction and are presently expected to continue to be operated by Hupecol."

About  Houston  American  Energy  Corp.

Based in Houston, Texas, Houston American Energy Corp. is an independent energy company with interests in oil and natural gas wells and prospects. The Company's business strategy includes a property mix of producing and non-producing assets with a focus on Texas, Louisiana and Colombia. Additional information can be accessed by reviewing our Form 10-K and other periodic reports filed with the Securities and Exchange Commission.

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate, including statements regarding the ultimate sale of the Caracara Prospect and the terms and timing of such sale. Those statements, and Houston American Energy Corp., are subject to a number of risks, including the potential inability to satisfy the closing conditions in the purchase and sale agreement, potential changes in price based on operations and fluctuations in oil prices, changes in market conditions and other factors, effects of government regulation, the ability of Houston American Energy to reinvest potential sale proceeds on a favorable basis and the ultimate results derived from Colombian properties retained. These and other risks are described in the company's documents and reports that are available from the company and the United States Securities and Exchange Commission.

For additional information, view the company's website at http://www.houstonamericanenergy.com or contact the Houston American Energy Corp. at (713) 222-6966.